Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 33-59064) of Aerosonic Corporation on Form S-8 of our report dated June 29, 2009, appearing in this Annual Report on Form 11-K of the Aerosonic Corporation 401(k) Plan for the year ended December 31, 2008.

/s/ Kirkland, Russ, Murphy & Tapp, P.A.

Clearwater, Florida

June 29, 2009